Exhibit 10.1

CONTRACT BETWEEN THE OKLAHOMA DEPARTMENT OF COMMERCE

AND

COMSTOCK FUELS CORPORATION

FOR AN AWARD FROM THE OKLAHOMA QUICK ACTION CLOSING FUND

COMES NOW the Oklahoma Department of Commerce (hereinafter “ODOC”), an Agency of the State of Oklahoma, on behalf of the Governor of the State of Oklahoma, and COMSTOCK FUELS CORPORATION, and its affiliates and subsidiaries (hereinafter “COMSTOCK”), a recipient of an award by the Governor of the State of Oklahoma from the Oklahoma Quick Action Closing Fund (hereinafter “Fund”), established at 62 O.S. § 48.2 (the “Statute”), in the amount of Three Million dollars ($3,000,000.00) as evidenced by a letter from Governor Stitt authorizing the same.

The funds subject to this contract are being expended by the Governor for purposes of economic development and related infrastructure development. Both the Governor and ODOC find that the expenditure of these funds would likely be a determining factor in either locating a high-impact business project or facility in Oklahoma or in retaining such project or facility within the State.

ODOC further finds that COMSTOCK, the establishment making application, qualifies to receive these funds pursuant to 62 O.S. §48.2(C). ODOC has conducted a complete analysis of the potential impact of the applicant's business activity using the factors outlined in the Statute, as well as the associated administrative rules. The Director of ODOC further finds that, this expenditure from the fund is expected to result in a net economic benefit to the State using the criteria required by Statute and administrative rules.

THE PARTIES AGREE AS FOLLOWS:

The application of COMSTOCK for funding from the Oklahoma Quick Action Closing Fund, including all additions to the application, is incorporated herein by reference and made a part hereof. In addition to the statements in the application of COMSTOCK, the parties agree as follows:

1.	PROJECT DESCRIPTION

The funding from the Oklahoma Quick Action Closing Fund is being used to support the establishment of the headquarters of Comstock Fuels Corporation in Oklahoma and the equipping and construction of a woody biomass refinery in Oklahoma operated by COMSTOCK. Money awarded pursuant to this contract shall be used to pay for obtaining a facility for its headquarters and the acquisition and installing of machinery and equipment at a new facility in Oklahoma where COMSTOCK will be located and where the refining operations would occur (hereinafter the "Oklahoma Facility").

Closing Fund Contract
ODOC and Comstock Fuels Corporation

The projected public benefit for the above project consists of the following:

New jobs	45
Average salary of the new jobs	$80,000.00
Capital investment	$160,000,000.00

2.	CONDITIONS FOR PAYMENT OF FUND PROCEEDS

The following provisions must be completed before payment is made from ODOC to COMSTOCK:

1.	One Million dollars ($1,000,000.00) shall be paid to COMSTOCK from the Fund when COMSTOCK publicly announces the relocation of its corporate headquarters to Oklahoma.
a.

To request payment, COMSTOCK will provide copies entity filing with the Oklahoma Secretary of State to ODOC. ODOC shall deliver payment of One Million dollars ($1,000,000.00) to an account in an Oklahoma registered financial institution designated by COMSTOCK within forty-five (45) business days from receipt of all documentation from COMSTOCK, and

b.	COMSTOCK will provide evidence of a signed lease and proof of occupancy of its corporate headquarters in Oklahoma.
c.	This condition must be met prior to June 30, 2025, to qualify for this payment.
2.	One Million dollars ($1,000,000.00) shall be paid to COMSTOCK from the Fund when COMSTOCK identifies a site to locate the Oklahoma Facility and signs a lease on the site, which is located in Oklahoma.
a.

To request payment, COMSTOCK will provide copies of the lease agreement to ODOC. ODOC shall deliver payment of One Million dollars ($1,000,000.00) to an account in an Oklahoma registered financial institution designated by COMSTOCK within forty-five (45) business days from receipt of all documentation from COMSTOCK.

b.	This condition must be met prior to December 31, 2025, to qualify for this payment.
3.

One Million dollars ($1,000,000.00) shall be paid to COMSTOCK from the Fund when at least Five Million dollars ($5,000,000.00) total is spent towards machinery, engineering, equipment and/or materials to be installed and/or used in the Oklahoma Facility.

a.

To request payment, COMSTOCK will provide copies of paid invoices to ODOC establishing that Five Million dollars ($5,000,000.00) was spent towards machinery, equipment and/or materials with guarantees such machinery, equipment and/or materials will be installed in the Oklahoma Facility. ODOC shall deliver payment of One Million dollars ($1,000,000.00) to an account in an Oklahoma registered financial institution designated by COMSTOCK within forty-five (45) business days from receipt of all invoices from COMSTOCK.

Closing Fund Contract
ODOC and Comstock Fuels Corporation

b.	This condition must be met prior to March 31, 2026, to qualify for this payment.
4.

ODOC acknowledges that COMSTOCK leases the Oklahoma headquarter Facility from a third-party (the “Landlord”). ODOC agrees that a sale of the Oklahoma Facility or transfer of any ownership therein by Landlord shall not trigger any default or repayment obligations of COMSTOCK.

As required by 62 O.S. §48.2(J), all funds used for the Oklahoma Facility shall be deemed to be held in trust for the benefit of the State and shall be considered as a priority claim for purposes of federal bankruptcy law. Subject to the proceeding section above, in the event that the Oklahoma Facility is Sold (defined below) prior to the Sale Exclusion Date (defined below), COMSTOCK shall repay the State the money awarded to pay for the capital improvement with interest at a rate of 2% and share with the State a Proportionate Amount (defined below) of any Profit (defined below) realized from the sale. For purposes hereof, the term (1) “Sold” (or terms of similar intent, such as sale) means the transfer of record title to the Oklahoma Facility to a third party as evidenced by a delivery of a deed to the Oklahoma Facility, and shall not include (i) any transfers by COMSTOCK to any entities which are majority-owned by, or affiliated with, or controlled by or under common control with, COMSTOCK, or (ii) any transaction or series of transactions whereby substantially all of the assets of Comstock Fuels Corporation, a Nevada limited liability company are sold, provided there remains a going concern for such entity operating the Oklahoma Facility substantially as prior to such transaction(s) and on condition that the purchasing entity shall be bound to the requirements imposed on COMSTOCK pursuant to section five of this contract in a writing that is in form and substance acceptable to ODOC in its commercially reasonable judgment. (2) “Proportionate Amount” means the same proportion of the Profit realized by COMSTOCK as the funds actually paid by ODOC to COMSTOCK under this contract bears to COMSTOCK’s gross purchase price paid for the Oklahoma Facility plus the amount spent by COMSTOCK on renovation of the Oklahoma Facility plus real property taxes paid by COMSTOCK and other costs or expenses incurred as of the date of the sale of the Oklahoma Facility (the “Gross Costs”), and (3) “Profit” means the net amount paid to COMSTOCK which exceeds COMSTOCK’s Gross Costs. Provided however, this provision regarding repayment upon sale of the Oklahoma Facility shall expire (the “Sale Exclusion Date”) upon the date that is the earlier of: (i) the fifth (5th) anniversary of the Effective Date (as defined below); or (ii) COMSTOCK meeting all conditions set forth in both this section and the conditions set forth in section 5 of this contract.

3.	TIMELINE FOR PAYMENT OF FUND PROCEEDS

The funding will be provided to COMSTOCK, upon request, at the intervals specified in the Conditions for Payment of Fund Proceeds section of this contract. To receive payment pursuant to this contract, COMSTOCK agrees to register as a vendor with the State of Oklahoma and shall send an invoice to the Department for the funds in addition to all documentation contemplated in this agreement or otherwise reasonably requested. All payment procedures shall follow those as authorized or otherwise required by Oklahoma law.

Closing Fund Contract
ODOC and Comstock Fuels Corporation

4.	VALIDATION OF PERFORMANCE OF COMSTOCK

The performance of COMSTOCK under the terms and conditions of this contract shall be validated and verified by ODOC based upon written reports from COMSTOCK and on-site reviews conducted by ODOC staff. The reports shall be provided from COMSTOCK to the Executive Director of ODOC upon request of ODOC within thirty (30) days of the request. Satisfactory completion of the performance of COMSTOCK pursuant to this contract shall be solely determined by ODOC, and the decisions of ODOC as to satisfactory completion of the contract terms shall be final and binding.

5.	OBLIGATION FOR REPAYMENT OF FUND AWARD

In the event COMSTOCK does not meet the following conditions (the “Conditions”):

1.	COMSTOCK does not maintain employment at its headquarters of at least ten (10) jobs for a period of at least ten (10) consecutive quarters no later than December 31, 2030.
2.	COMSTOCK does not make operational a commercial demonstration biorefinery no later than December 31, 2031.

Then money actually paid from the Fund to COMSTOCK shall be repaid to ODOC within thirty (30) days of the failure to meet any one of the Conditions. COMSTOCK shall certify to ODOC that the Conditions have been certified via a letter from a COMSTOCK authorized representative certifying that the receipts, contributions, project expenses, real property and personal property value reflect expenditures and value as required herein. Parties agree that documentation of these expenditures may be provided to ODOC or otherwise made available to ODOC for review upon written request of ODOC and with reasonable notice to COMSTOCK. No credit shall be given for partial performance of the Conditions within this contract. To the extent that COMSTOCK anticipates the potential inability to meet any one of more of the Conditions, COMSTOCK shall notify ODOC thereof as far in advance as reasonably possible, and ODOC agrees to use commercially reasonable efforts to agree on an equitable amendment to such Conditions. Any amendment to the terms of this Contract can only be made upon signed agreement of both parties.

Closing Fund Contract
ODOC and Comstock Fuels Corporation

6.	OPEN RECORDS

Both parties acknowledge that all State agencies are subject to the Oklahoma Open Records Act, and that this Contract is subject to public disclosure in accordance with the provisions of the Act. Disclosure of this contract is mandated regardless of the existence of any non-disclosure agreements that may have been previously executed by the parties and may take place without further notification to COMSTOCK. Provided, however, ODOC agrees that to the extent that the Act authorizes ODOC to keep confidential trade secrets, or other business plans, feasibility studies, financing proposals, marketing plans, financial statements or trade secrets or other proprietary information of COMSTOCK, then ODOC shall use its best efforts to not disclose such information and to notify COMSTOCK of the existence of any request for release of such information and cooperate with COMSTOCK in the event that COMSTOCK indicates that COMSTOCK intends to resist such request.

7.	PROHIBITION ON POLITICAL ACTIVITY WITH PROCEEDS OF FUND

COMSTOCK agrees that no monies paid from the Fund shall be used by a recipient or any other person or entity for purposes of any political contribution to or on behalf of any candidate or for the support of or opposition to any measure including, but not limited to, an initiative petition or referendum. In the event any monies paid from the Fund are used for any political activity, the entire award from the Fund is immediately due and payable to the Oklahoma Department of Commerce.

8.	APPLICABLE LAW

This contract shall be governed by and will be construed in accordance with the laws of the State of Oklahoma in the United States of America. Proper venue for any dispute relating to this agreement shall be in the District Court of Oklahoma County.

9.	GENERAL TERMS

If any provision of this contract is deemed or held by a court of competent jurisdiction to be contrary to law or otherwise unenforceable, it shall be enforced to the extent legally permissible and as necessary to reflect the intent of the parties and shall not affect the remaining provisions of this contract, which shall remain in force and in effect. This contract may only be amended by a writing executed by duly authorized representatives of both parties. This contract represents the entire agreement and understanding between the parties with respect to the subject matter herein and supersedes all prior agreements and understandings and writings of any kind, written or oral, express or implied, with respect to the subject matter hereof.

Closing Fund Contract
ODOC and Comstock Fuels Corporation

IN WITNESS WHEREOF, the signatories represent that they are authorized to bind the parties to this contract and that they have executed and delivered this contract effective as of the date of the signatures below (the “Effective Date”).

Oklahoma Department of Commerce /s/ Tim Bunson 12/11/2024 Tim Bunson Date Chief of Staff	Comstock Fuels Corporation /s/ David Winsness 12/10/2024 David Winsness Date President

Closing Fund Contract
ODOC and Comstock Fuels Corporation